Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated March 31, 2004, relating to the financial statements of the Pruco Life of New Jersey Variable Appreciable Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated February 10, 2004 relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, New York
November 1, 2004